NEITHER THIS DEBENTURE NOR THE SECURITIES SECURING THIS DEBENTURE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THEY MAY BE SOLD OR TRANSFERRED ONLY IF REGISTERED UNDER THE ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

IVEDA SOLUTIONS, INC.

DEBENTURE
DUE ______________

$100,000 **Mesa, Arizona**

FOR VALUE RECEIVED, Iveda Solutions, Inc., a Nevada corporation (the "Company") promises to pay to the order of ________________ (the "Holder"), on__________ (the "Maturity Date"), the principal sum of **One Hundred Thousand Dollars ($100,000)** plus accrued interest. Upon mutual agreement this debenture may be extended beyond the Maturity Date and continue to earn accrued interest.

1. **Payment and Interest**. The indebtedness outstanding under this Debenture shall bear interest of ten percent (10%) per year, payable on the Maturity Date. Payment is to be made at the address of the Holder as reflected in the records of the Company or at such other place as the Holder of this Debenture shall have notified the Company in writing.

2. **Liquidation Rights**. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, this Debenture shall be entitled to a claim in liquidation before participation by the holders of any debt subordinate hereto or of any capital stock of the Company. The amount of the claim in liquidation shall equal the amount to which the Holder of this Debenture would be entitled in the case of payment, whether or not this Debenture is eligible for payment at the time of liquidation. A liquidation, dissolution, or winding up of the Company, for purposes of this Section 2, shall not include any consolidation, reorganization, or merger of the Company with or into any other association or corporation, or any acquisition of all or substantially all of the assets and liabilities of the Company by any other association or corporation, whether or not of a different form or subject to the laws or a different jurisdiction, provided the same are not in violation of any of the terms of this Debenture or the agreements contemplated herein.

3. **Right to Redeem**. At any time prior to the Maturity Date, the Company shall have the right, upon written notice to Holder, to pre-pay this Debenture, partially or in full by paying the amount of principal being pre-paid and corresponding interest accrued through the date of redemption. All prepayments shall be in cash. Thereafter, interest will only accrue on the remaining balance. Upon full payment of principal and accrued interest, the Company shall have no further obligations under this Debenture.

4. **Reservation of Shares**. The Company covenants and agrees that, during the period within which this Debenture remains outstanding, the Company will at all times have authorized and reserved, solely for the purpose of a possible conversion upon the occurrence of the events as described in Section 5.1 below, free from preemptive rights, out of its authorized but unissued shares, a

sufficient number of shares of its Common Stock to provide for the payment in full through issuance of Common Stock. In accordance with and subject to applicable laws and regulations, the Company shall from time to time increase its number of authorized shares of Common Stock so as to maintain a number of such shares sufficient to permit payment in full through issuance of Common Stock.

5.1 **Conversion.** Conversion shall occur upon the Company informing the Holder that the Company wishes to pay Principal and any accrued interest subsequent to the date of this Note or the Holder chooses to convert this Note into shares of Company Common Stock on or before the Maturity Date, at a conversion rate of **$0.35 per share.** If the Company will have any capital reorganization, reclassification of the capital stock, or merger, the Holder of this Note shall be entitled to receive the Conversion Amount equivalent to the number of shares should this Note be converted prior to such event. If the Company has a stock split of its outstanding shares of Common Stock into a greater number of shares or pay a dividend in shares of Common Stock to the outstanding Common Stock, or combine the outstanding shares of Common Stock into a smaller number of shares, the conversion rate for this Note shall be adjusted proportionately.

5.2 **Mechanics of Conversion.** As promptly as practicable after the conversion described in Section 5.1 becomes required, Company shall issue and deliver, at Company's expense, to the Holder a certificate or certificates for the number of Shares issuable upon the conversion of this Debenture. Upon delivery of the Shares, all rights of Holder hereof shall cease for the portion of the Debenture so converted and Holder shall become the holder of record of the Shares received on such date.

6. **Issuance of Warrants.** The Company shall issue warrants to purchase **100,000** shares of the Company stock, at an exercise price of $0.35. The warrants will expire three years after the issuance.

7. **Definitions**. The term Holder means the Holder and each subsequent holder of this Debenture; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Debenture, whether altering any provision hereof or otherwise, shall bind all subsequent holders of this Debenture.

9. **Miscellaneous**.

(a) Issue Tax. The issuance of certificates for shares of Common Stock upon the conversion of this Debenture shall be made without charge to the Holder for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Debenture converted.

(b) No Shareholder Rights. This Debenture shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

(c) Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of Arizona.

(d) Successors. The covenants, agreements and provisions of this Debenture shall bind the parties hereto and their respective successors and permitted assigns.

(e) Integrated Agreement; Modification. This Debenture is a complete statement of the agreement of the parties with respect to the subject matter hereof and may not be changed, modified or rescinded except in writing, signed by the Company and the Holder.

IN WITNESS WHEREOF, the Company has executed this Debenture as of the ______________________.

IVEDA SOLUTIONS, INC.

By:

____

David Ly, CEO